Exhibit 99.1
Contacts:
Bob Newell
Vice President, Finance and Chief Financial Officer
Cardica, Inc.
(650) 331-7133
investors@cardica.com
Daryl Messinger
WeissComm Partners, Inc.
(415) 999-2361
dmessinger@wcpglobal.com
CARDICA ANNOUNCES FISCAL 2009 THIRD QUARTER FINANCIAL RESULTS
— Conference Call Today at 4:30 p.m. Eastern Time —
REDWOOD CITY, Calif. — May 4, 2009 — Cardica, Inc. (Nasdaq: CRDC) today reported financial results and corporate progress for its fiscal 2009 third quarter and nine months ended March 31, 2009.
“While we continued to make progress during our fiscal third quarter with physicians and hospitals with our PAS-Port® and C-Port® Anastomosis Systems, the unpredictable pace of market adoption and the difficult financing environment required that we further cut expenses through two reductions in force since January 1 in order to conserve our cash resources,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica. “We also took an important step to expand beyond the field of cardiac surgery and into additional surgical markets with the initiation of development of a true multi-fire endoscopic linear microcutter based on proprietary technology developed at Cardica.”
Cardica has engaged Allen & Company LLC to help it evaluate strategic alternatives. These alternatives may include partnering or other arrangements with larger medical device companies to more fully commercialize Cardica’s currently marketed products and facilitate further development and potentially commercialize Cardica’s endoscopic microcutter, the sale of the company or some or all of its assets or other transactions.
“We believe that Allen & Company has the appropriate experience and resources to assist us due to their deep understanding of Cardica’s business and industry and their excellent track record of bringing together the right technologies, teams and finances to assist companies in realizing their potential,” said Dr. Hausen. “Our evaluation of strategic alternatives is intended to both provide the maximum value to our stockholders and continue to make the potential benefits of our technology available to patients and surgeons.”

Recent Highlights and Accomplishments
•	Announced the development of an endoscopic microcutter prototype based on proprietary technology developed at Cardica, which could potentially result in significant improvements in surgical techniques, time and cost savings and ultimately in improved patient outcomes.

•	Trained a total of 283 U.S. surgeons on the PAS-Port® Distal Anastomosis System since U.S. Food and Drug Administration (FDA) clearance, including 57 in the fiscal 2009 third quarter, and a total of 407 surgeons on the C-Port® Distal Anastomosis Systems since product introduction;

•	Increased cumulative worldwide shipments of PAS-Port systems to over 13,900 units, with approximately 2,440 units shipped in the fiscal 2009 third quarter; the number of PAS-Port units sold in the U.S. in the fiscal 2009 third quarter was similar to the number sold in the fiscal 2009 second quarter;

•	Increased cumulative worldwide shipments of C-Port systems to over 8,800 units, with approximately 825 units shipped in the fiscal 2009 third quarter; and

•	Hosted an innovative educational symposium for cardiothoracic surgeons in conjunction with the Annual Meeting of the Society of Thoracic Surgeons in January, 2009.
Fiscal 2009 Third Quarter and Nine Months Ended March 31, 2009 Financial Results
Total revenue was approximately $2.8 million for the fiscal 2009 third quarter compared with $1.7 million for the fiscal 2008 third quarter. Total product sales were approximately $2.1 million for the fiscal 2009 third quarter compared with approximately $1.0 million for the same period of fiscal 2008. The increase in product sales for the fiscal 2009 third quarter reflected sales of the PAS-Port system in the United States in the 2009 but not the 2008 period and an increase of sales to our distributor in Japan of the PAS-Port system due to the timing of orders placed during the period. Development revenue was $728,000 for the fiscal 2009 third quarter compared with $646,000 for the same period of fiscal 2008.
Cost of product sales was approximately $1.5 million for the fiscal 2009 third quarter, representing a 26 percent product gross margin, compared with $1.2 million for the fiscal 2008 third quarter.
Research and development expenses were approximately $1.9 million for the fiscal 2009 third quarter, a decrease from $2.5 million for the fiscal 2008 third quarter. Selling, general and administrative expenses for the fiscal 2009 third quarter were approximately $3.3 million, a decrease from $3.7 million for the fiscal 2008 third quarter.
The net loss for the fiscal 2009 third quarter decreased to approximately $3.9 million, or $0.25 per share, from a net loss of approximately $5.5 million, or $0.35 per share, for the fiscal 2008 third quarter.
Total revenue for the nine months ended March 31, 2009 was approximately $7.9 million, compared with approximately $4.8 million for the same period of fiscal 2008. Total operating expenses for the nine months ended March 31, 2009 were approximately $21.7 million, compared with approximately $18.8 million for the same period of fiscal 2008. The net loss for the first nine months of fiscal 2009 was approximately $13.8 million, or $0.87 per share, compared with a net loss of approximately $13.4 million, or $0.92 per share, for the same period of fiscal 2008.

Cash and investments at March 31, 2009 were approximately $8.4 million, compared with $23.3 million at June 30, 2008 and $13.1 million at December 31, 2008. As of March 31, 2009, Cardica had total long-term debt of $2.0 million.
Financial Guidance for Fiscal 2009
It is still early in the adoption of Cardica’s systems, and consistent usage patterns have not yet been established. Furthermore, current economic conditions are constraining hospital spending and make accurate forecasting of revenue for new and recently introduced products difficult. As a result, Cardica is not providing product revenue guidance for fiscal 2009. Development revenue from corporate collaborations for fiscal 2009 is expected to be between $2 million and $3 million. Taking into account recent expense reduction initiatives, Cardica expects that fiscal 2009 research and development and sales, general and administrative expenses will total between $22 and $23 million, including non-cash stock-based compensation expense of approximately $2 million.
Conference Call Details
To access the live conference call on May 4, 2009, at 4:30 p.m. Eastern Time via phone, please dial 866-383-8009 from the United States and Canada or 617-597-5342 internationally. The conference ID is 87524171. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately one hour after the call through May 11, 2009, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888internationally. The replay passcode is 82337294.
To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of Cardica’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the call to allow for any necessary software downloads.
About Cardica
Cardica is a leading provider of automated anastomosis systems for coronary artery bypass graft (CABG) surgery. By replacing hand-sewn sutures with easy-to-use automated systems, Cardica’s products provide cardiovascular surgeons with rapid, reliable and consistently reproducible anastomoses, or connections of blood vessels, often considered the most critical aspect of the CABG procedure. Cardica’s C-Port® Distal Anastomosis Systems are marketed in the United States and Europe and its PAS-Port® Proximal Anastomosis System is marketed in the United States, Europe and Japan.
Forward-Looking Statements
This press release contains “forward-looking” statements, including the matters described under the heading “Financial Guidance for Fiscal 2009” and Cardica’s ability to enter into a strategic or financing transaction. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words “seeking,” “may,” “believe,” “intended,” “expect” and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica’s results to differ materially from those indicated by these forward-looking statements, including risks associated with Cardica’s need for additional funding and ability to obtain additional funding or enter into one or more strategic transactions, Cardica’s dependence upon the success of its current products and the development of its endoscopic microcutter and other new products, market acceptance of Cardica’s C-Port Distal Anastomosis Systems and PAS-Port Proximal Anastomosis System, manufacturing of the C-Port Distal Anastomosis Systems and PAS-Port Proximal Anastomosis System and related suppliers, Cardica’s sales, marketing and distribution strategy and capabilities, the impact of recent workforce reductions on Cardica’s business and general business and economic conditions, as well as other risks detailed from time to time in Cardica’s SEC reports, including its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2008 and, when filed, its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009. Cardica does not undertake any obligation to update forward-looking statements. You are encouraged to read Cardica’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenue
Product sales, net	$2,089	$1,045	$5,644	$3,354
Development revenue	728	646	2,179	1,348
Royalty revenue from related-party	21	16	65	48

Total revenue	2,838	1,707	7,888	4,750

Operating costs and expenses
Cost of product sales	1,538	1,228	4,111	3,440
Research and development	1,893	2,511	6,297	5,945
Selling, general and administrative	3,287	3,724	11,288	9,453

Total operating costs and expenses	6,718	7,463	21,696	18,838

Loss from operations	(3,880)	(5,756)	(13,808)	(14,088)
Interest income	24	237	165	790
Interest expense	(30)	(25)	(90)	(75)
Other income (expense)	(16)	1	(20)	4

Net loss	$(3,902)	$(5,543)	$(13,753)	$(13,369)

Basic and diluted net loss per share	$(0.25)	$(0.35)	$(0.87)	$(0.92)

Shares used in computing basic and diluted net loss per share	15,785	15,620	15,769	14,565

Condensed Balance Sheets
(amounts in thousands)

	March 31,	June 30,
	2009	2008
	(unaudited)	(Note 1)
Assets
Cash and investments	$8,380	$23,265
Other assets	6,057	4,985

Total assets	$14,437	$28,250

Liabilities and stockholders’ equity
Total current liabilities	$1,717	$3,348
Deferred revenue	1,342	1,485
Total long-term liabilities	2,000	2,000
Stockholders’ equity	9,378	21,417

Total liabilities and stockholders’ equity	$14,437	$28,250

(1)	Derived from audited financial statements